Filed in the Office of Barbara K. Cegavske (signature)
Secretary of State
State Of Nevada

Business Number
E1294552019-9
Filing Number 20211226244
Filed On 2/9/2021 8:00:00 AM
Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Business Solutions Plus, Inc.

Entity or Nevada Business Identification Number (NVID): NV20191556018

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

- [X] Certificate to Accompany Restated Articles or Amended and Restated Articles
  - [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____
    The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
  - [X] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

- [ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
  The undersigned declare that they constitute at least two-thirds of the following:
  (Check only one box) [ ] incorporators [ ] board of directors
  The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

- [X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

- [ ] Officer's Statement (foreign qualified entities only) -
  Name in home state, if using a modified name in Nevada: ____
  Jurisdiction of formation: ____
  Changes to takes the following effect:
  - [ ] The entity name has been amended.
  - [ ] The purpose of the entity has been amended.
  - [ ] The authorized shares have been amended.
  - [ ] Other: (specify changes) ____
  - [ ] Dissolution
  - [ ] Merger
  - [ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

The articles have been restated in their entirety, see attached.

(attach additional page(s) if necessary)

6. Signature: (Required)

X [signature]
Signature of Officer or Authorized Signer

Chief Executive Officer
Title

X ____________________
Signature of Officer or Authorized Signer

Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BUSINESS SOLUTIONS PLUS, INC.

The undersigned, Paul Moody, as CEO of Business Solutions Plus, Inc. hereby certifies that:

1. He is the duly elected President and Chief Executive Officer of Business Solutions Plus, Inc., a Nevada Corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Nevada on August 30, 2019.

3. The Amended and Restated Certificate of Incorporation of the corporation which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation's Board of Directors and by the stockholders in accordance with NRS 78.403, NRS 78.315 and NRS 78.320 with the approval of the corporation's directors and stockholders having been given by written consent without a meeting in accordance with Nevada Revised Statutes, ("NRS").

4. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I
NAME

The name of the Corporation shall be Business Solutions Plus, Inc.

ARTICLE II PERIOD OF DURATION

The Corporation shall exist in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE III PURPOSES AND POWERS

1. Purposes Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act.

2. General Powers Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Business Corporation Act.

3. Issuance of Shares The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada.

ARTICLE IV
CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is: seven hundred million (700,000,000). These shares shall be divided into two classes with five hundred million (500,000,000) shares designated as common stock at $0.0001 par value (the "Common Stock") and two hundred million (200,000,000) shares designated as preferred stock at $0.0001 par value (the "Preferred Stock").

One million (1,000,000) shares of Preferred Stock shall be designated as Series A Preferred Stock. Series A Preferred Stock shall have no conversion rights to any other class, no dividends due or payable, and every vote of Series A Preferred Stock shall have voting rights equal to 1,000 votes of Common Stock.

The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers,

full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by Nevada Laws upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE V ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VI INDEMNIFICATION

The Corporation is authorized to provide indemnification of its directors, officers, employees and agents whether by bylaw agreement, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification expressly permitted by Section 78.751 of the Nevada Business Corporation Act for breach of duty to the Corporation and its shareholders subject only to the applicable limits upon such indemnification as set forth in the Nevada Business Corporation Act. Any repeal or modification of this Article VI or Article X shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VII ADOPTION AND AMENDMENT OF BYLAWS

The initial Bylaws or the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE VIII RESIDENT AGENT

The name of the Corporation's resident agent and the street address is Registered Agents Inc., 401 Ryland St Ste 200- A, Reno, NV 89502.

The resident agent may be changed in the manner permitted by law.

ARTICLE IX INITIAL BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation, and the number of directors of the Corporation may be changed from time to time by consent of the Corporation's directors. The initial board of directors of the Corporation shall consist of one (1) director. The name and address of the person who shall serve as director until the first annual meeting of shareholders and until his successor(s) are elected and shall qualify is:

Paul Moody
780 Reservoir Ave, #123
Cranston, RI 02910

ARTICLE X LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS TO CORPORATION AND SHAREHOLDERS

No director or officer shall be liable to the Corporation or any shareholder for damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (a) shall be liable under Section 78.300 of the Nevada Business Corporation Act or any amendment thereto or successor provision thereto or (b) shall have acted or faded to act in a manner involving intentional misconduct fraud or a knowing violation of law. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provisions. This Article shall apply to the full extent now permitted by Nevada law or as may be permitted in the future by changes or enactments in Nevada law, including without limitation Section 78.300 and/or the Nevada Business Corporation Act.

ARTICLE XI INCORPORATOR

The name and address of the incorporator is Paul Moody, 780 Reservoir Ave #123, Cranston, RI 02910.

IN WITNESS WHEREOF, the foregoing Amended and Restated Certificate of Incorporation has been duly adopted and ratified by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of NRS 78.403, 78.315 and 78.320 and signed by its duly authorized officer this 9th day of February, 2021.

BUSINESS SOLUTIONS PLUS, INC.
By: /s/ Paul Moody
Name: Paul Moody
Title: President and Chief Executive Officer